Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of SunAmerica Focused Alpha Growth Fund and SunAmerica Focused Alpha Large-Cap Fund, which appears in the December 31, 2010 Annual Reports to Shareholders of SunAmerica Focused Alpha Growth Fund, Inc. and SunAmerica Focused Alpha Large-Cap Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings Policies and Procedures,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Houston, Texas

January 20, 2012